Exhibit 99.1

OfficeMax 150 East Pierce Road Itasca, IL 60143-1594

News Release

Media Contact	Investor Contact
Bill Bonner	John Jennings
630 864 6066	630 864 6820

For Immediate Release: August 3, 2006

OFFICEMAX REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS

ITASCA, Ill., August 3, 2006 — OfficeMax® Incorporated (NYSE: OMX) today reported results for the second quarter ended July 1, 2006. For the second quarter, the company reported net income of $27.4 million, or $.35 per diluted share, compared with a net loss of $21.5 million, or $.28 per diluted share, in the second quarter of 2005.

Results for the second quarter of 2006 include various items which are not expected to be ongoing, including credits from adjustments to the store closing and additional consideration reserves, partially offset by charges related to our previously announced headquarters consolidation. A full description of these special items and a reconciliation to the company’s reported GAAP financial results are included in this press release. For the second quarter of 2006, net income before special items was $23.0 million, or $.29 per diluted share, compared with a net loss before special items of $10.2 million, or $.14 per diluted share, in the second quarter of 2005.

“We are pleased with our second quarter operating performance and the resulting increase in our financial outlook for full year 2006,” said Sam Duncan,

Chairman and Chief Executive Officer of OfficeMax. “In our Contract segment, through a continued focus on profitable sales and cost efficiencies, we achieved significant operating income growth. In our Retail segment, significantly lower inventory clearance activity, reduced shrinkage, and cost controls provided strong operating income improvement.”

Contract Segment

OfficeMax Contract segment sales increased 0.8% in the second quarter of 2006 compared to the second quarter of 2005 reflecting flat sales growth in our U.S. Contract operations and increased sales from our international operations.

Contract segment operating income increased to $44.4 million in the second quarter of 2006 compared to $23.7 million in the second quarter of 2005. Contract segment gross margin increased to 22.1% in the second quarter of 2006 from 21.9% in the second quarter of 2005, primarily as a result of several margin enhancement initiatives, partially offset by higher delivery costs due to increased energy prices. Contract segment operating income benefited from targeted cost reduction programs, including the impact of our distribution center consolidation and lower promotional and marketing costs, as well as significant improvement in our Canadian operations.

Retail Segment

OfficeMax Retail segment sales decreased 6.2% in the second quarter of 2006 compared to the second quarter of 2005 due primarily to the 109 strategic store closings completed in the first quarter of 2006. Same-store sales for the second quarter of 2006 decreased approximately 1%.

Retail operating income for the second quarter of 2006 included a $9.0 million pre-tax benefit resulting from an adjustment to the reserve for retail store closures. Excluding this special item, operating income increased to $18.2 million in the second quarter of 2006 compared to an operating loss of $15.5 million in the second quarter of 2005. Retail segment gross margin increased to 29.7% in the second quarter of 2006 compared with 25.6% in the second quarter of 2005, due to significantly lower inventory clearance activity, reduced shrinkage, and a more effective promotional strategy. Retail segment operating income in the second quarter of 2006 also benefited from targeted cost reduction programs including reduced store labor expense, offset by higher allocated general and administrative expense as well as store incentive compensation expense.

During the second quarter of 2006, OfficeMax opened 9 new retail stores and closed 2 stores, ending the quarter with 874 retail stores compared with 946 stores at the end of the second quarter of 2005.

Corporate and Other Segment

The OfficeMax Corporate and Other segment includes support staff services and certain other expenses that are not fully allocated to the Retail and Contract segments. Corporate and Other segment results in the second quarter of 2006 included expenses of $10.9 million related to the previously announced headquarters consolidation. Corporate and Other segment results for the second quarter of 2005 included a charge of $9.4 million for one-time severance payments and other expenses, primarily professional service fees, not expected to be ongoing. Excluding these special items, Corporate and Other segment operating expense decreased by $4.5 million to $14.1 million in the second quarter of 2006 from $18.6 million in the second quarter of 2005, due primarily to reduced legacy company costs, partially offset by increased incentive compensation expense.

During the second quarter of 2006, OfficeMax recognized a $9.2 million pre-tax benefit from an adjustment to the reserve for the additional consideration agreement that was entered into in connection with the October 2004 sale of our paper, forest products, and timberland assets. This adjustment is included in Other, net Income (non-operating) in our Consolidated Statements of Income.

During the second quarter of 2006, OfficeMax generated $79.0 million in cash from operations and used $23.7 million for capital expenditures. For the first six months of 2006, OfficeMax generated $151.0 million in cash from operations and used $47.0 million for capital expenditures. At June 30, 2006, OfficeMax reported $213.9 million of net debt, or total debt excluding the timber securitization notes less cash and restricted investments.

Financial Outlook

As reported today, OfficeMax generated operating income as a percent of sales, or operating income margin, of 2.4% in the second quarter of 2006 and 3.5% in the first six months of 2006, excluding special items. OfficeMax is in the initial stages of a turnaround plan but expects to exceed its previously announced goal for 2006 operating income margin of 2.0% to 2.25%, excluding special items. The company now expects 2006 operating income margin to be in the range of 3.0% to 3.5%, excluding special items. This revised outlook reflects the company’s strong performance for the second quarter of 2006 and its expectations for the third and fourth quarters of 2006. Special items, including charges for retail store closures and our headquarters consolidation, are expected to reduce our operating income margin by approximately 1.5% for the full year 2006.

Conference Call Information

OfficeMax will host a conference call with investors and analysts to discuss the second quarter 2006 results on Thursday, August 3, 2006, at 9:00 a.m. Eastern Time (8:00 a.m. Central Time). An audio webcast of the conference call can be accessed via the Internet by visiting the Investors section of the OfficeMax website at http://investor.officemax.com. To participate in the conference call, dial (800) 374-0165; international callers should dial (706) 634-0995. The webcast will be archived and available online for one year following the call and will be posted on the “Presentations” page located within the Investors section of the OfficeMax website.

About OfficeMax

OfficeMax® Incorporated is a leader in both business-to-business and retail office products distribution. OfficeMax delivers an unparalleled customer experience — in service, in product, in time savings, and in value — through a relentless focus on its customers. The company provides office supplies and paper, print and document services, technology products and solutions, and furniture to large, medium and small businesses and consumers. OfficeMax customers are served by more than 35,000 associates through direct sales, catalogs, the Internet and approximately 870 superstores. OfficeMax trades on the New York Stock Exchange under the symbol OMX. To find the nearest OfficeMax, call 1-877-OFFICEMAX. For more information, visit http://www.officemax.com.

Forward-Looking Statements

Some statements made in this press release and other written or oral statements made by or on behalf of the company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding future events and developments and the company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. Management believes that these forward-looking statements are reasonable. However, the company cannot guarantee that its actual results will be consistent with such statements and you should not place undue reliance on them. These statements are based on current expectations and speak only as of the date they are made. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important factors regarding the company which may cause results to differ from expectations are included in the company’s Annual Report on Form 10-K for the year ended December 31, 2005, including under the caption “Cautionary and Forward-Looking Statements,” in Item 1A of that form, and in other filings with the SEC.

# # #

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(thousands)

	July 1,	December 31,
	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$173,956	$72,198
Receivables, net	526,282	600,244
Merchandise inventories	969,849	1,114,570
Other current assets	154,943	155,037
Total current assets	1,825,030	1,942,049

Property and equipment:
Property and equipment	1,104,828	1,083,563
Accumulated depreciation	(585,901)	(548,118)
Property and equipment, net	518,927	535,445

Goodwill and intangible assets, net	1,403,540	1,423,432
Timber notes receivable	1,635,000	1,635,000
Other long-term assets	717,095	736,216

Total assets	$6,099,592	$6,272,142

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$—	18,666
Current portion of long-term debt	25,772	68,648
Accounts payable	841,468	991,453
Accrued liabilities and other	487,908	509,559
Total current liabilities	1,355,148	1,588,326

Long-term debt:
Long-term debt, less current portion	384,378	407,242
Timber securitization notes	1,470,000	1,470,000
Total long-term debt	1,854,378	1,877,242

Other long-term liabilities:
Compensation and benefits	536,462	538,830
Other long-term liabilities	508,067	504,610
Total other long-term liabilities	1,044,529	1,043,440

Minority interest	25,478	27,455

Shareholders’ equity:
Preferred stock	54,735	54,735
Common stock	185,108	176,977
Additional paid-in capital	855,574	747,805
Retained earnings	877,109	898,283
Accumulated other comprehensive loss	(152,467)	(142,121)
Total shareholders’ equity	1,820,059	1,735,679

Total liabilities and shareholders’ equity	$6,099,592	$6,272,142

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(unaudited)

(thousands, except per-share amounts)

	For the Quarter Ended
	July 1,	June 25,
	2006	2005

Sales	$2,040,951	$2,091,804
Cost of goods sold and occupancy costs	1,521,954	1,598,906
Gross profit	518,997	492,898

Operating expenses:
Operating and selling	385,299	416,652
General and administrative expenses	86,671	95,789
Other expense, net	456	282
Operating income (loss)	46,571	(19,825)

Other income (expense):
Debt retirement expense	—	(2,237)
Interest expense	(30,214)	(33,481)
Interest income	22,103	23,484
Other, net	6,727	(12)
	(1,384)	(12,246)

Income (loss) from continuing operations before income taxes and minority interest	45,187	(32,071)
Income taxes	(17,284)	15,266

Income (loss) from continuing operations before minority interest	27,903	(16,805)
Minority interest, net of income taxes	(508)	(454)

Income (loss) from continuing operations	27,395	(17,259)

Discontinued operations
Operating loss	—	(7,003)
Income tax benefit	—	2,724

Loss from discontinued operations	—	(4,279)

Net income (loss)	27,395	(21,538)

Preferred dividends	(1,009)	(1,155)

Net income (loss) applicable to common shareholders	$26,386	$(22,693)

Basic income (loss) per common share
Continuing operations	$0.36	$(0.23)
Discontinued operations	—	(0.05)
Basic income (loss) per common share	$0.36	$(0.28)

Diluted income (loss) per common share
Continuing operations	$0.35	$(0.23)
Discontinued operations	—	(0.05)
Diluted income (loss) per common share	$0.35	$(0.28)

Weighted Average Shares
Basic	72,877	81,726
Diluted	74,924	81,726

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(thousands, except per-share amounts)

	Six Months Ended
	July 1,	June 25,
	2006	2005

Sales	$4,464,488	$4,414,604
Cost of goods sold and occupancy costs	3,318,737	3,354,422
Gross profit	1,145,751	1,060,182

Operating and other expenses:
Operating and selling	818,344	866,954
General and administrative expenses	175,904	188,253
Other expense, net	113,296	10,668
Operating income (loss)	38,207	(5,693)

Other income (expense):
Debt retirement expense	—	(14,392)
Interest expense	(61,717)	(64,672)
Interest income	43,217	55,353
Other, net	4,561	758
	(13,939)	(22,953)

Income (loss) from continuing operations before income taxes and minority interest	24,268	(28,646)
Income taxes	(9,290)	11,750

Income (loss) from continuing operations before minority interest	14,978	(16,896)
Minority interest, net of income taxes	(1,689)	(1,363)

Income (loss) from continuing operations	13,289	(18,259)

Discontinued operations
Operating loss	(17,972)	(14,028)
Income tax benefit	6,991	5,457

Loss from discontinued operations	(10,981)	(8,571)

Net income (loss)	2,308	(26,830)

Preferred dividends	(2,018)	(2,261)

Net income (loss) applicable to common shareholders	$290	$(29,091)

Basic income (loss) per common share
Continuing operations	$0.15	$(0.23)
Discontinued operations	(0.15)	(0.10)
Basic income (loss) per common share	$(0.00)	$(0.33)

Diluted income (loss) per common share
Continuing operations	$0.15	$(0.23)
Discontinued operations	(0.15)	(0.10)
Diluted income (loss) per common share	$0.00	$(0.33)

Weighted Average Shares
Basic	71,855	87,281
Diluted	73,510	87,281

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(thousands)

	For the Six Months Ended
	July 1,	June 25,
	2006	2005

Cash provided by (used for) operations:
Net income (loss)	$2,308	$(26,830)
Items in net income (loss) not using (providing) cash
Depreciation and amortization of intangibles	60,316	73,233
Other	30,980	25,283
Changes other than from acquisitions of business
Receivables and inventory	217,532	201,878
Accounts payable and accrued liabilities	(180,825)	(288,411)
Income taxes and other	20,669	(204,372)
Cash provided by (used for) for operations	150,980	(219,219)

Cash provided by (used for) investment:
Expenditures for property and equipment	(46,996)	(59,103)
Proceeds from sale of assets	—	90,522
Acquisition of businesses	—	(33,028)
Other	596	(1,709)
Cash provided by (used for) investment	(46,400)	(3,318)

Cash provided by (used for) financing:
Cash dividends paid	(23,268)	(28,009)
Changes in debt, net	(84,144)	(176,441)
Purchase of common stock	(33)	(780,351)
Proceeds from exercise of stock options	104,623	22,009
Other	—	126
Cash provided by (used for) financing	(2,822)	(962,666)

Increase (decrease) in cash and cash equivalents	101,758	(1,185,203)
Cash and equivalents at beginning of period	72,198	1,242,542

Cash and equivalents at end of period	$173,956	$57,339

OFFICEMAX INCORPORATED AND SUBSIDIARIES

SUPPLEMENTAL SEGMENT INFORMATION

(unaudited)

(millions, except per-share data)

	For the Quarter Ended
	July 1, 2006			June 25, 2005
	As Reported	Special Items (a)	Before Special Items (c)	As Reported	Special Items (b)	Before Special Items (c)

Segment Sales
OfficeMax, Contract	$1,146.7		$1,146.7	$1,138.2		$1,138.2
OfficeMax, Retail	894.2		894.2	953.6		953.6
	2,040.9		2,040.9	2,091.8		2,091.8

Segment income (loss)
OfficeMax, Contract	$44.4	$—	$44.4	$23.7	$—	$23.7
OfficeMax, Retail	27.2	(9.0)	18.2	(15.5)	—	(15.5)
Corporate and Other	(25.0)	10.9	(14.1)	(28.0)	9.4	(18.6)
Operating income (loss)	46.6	1.9	48.5	(19.8)	9.4	(10.4)

Operating income margin	2.3%		2.4%	-0.9%		-0.5%

Debt retirement expenses	—	—	—	(2.2)	2.2	—
Interest expense	(30.2)	—	(30.2)	(33.5)	—	(33.5)
Interest income and other	28.8	(9.2)	19.6	23.5	—	23.5

Income (loss) from continuing operations before income taxes and minority interest	45.2	(7.3)	37.9	(32.0)	11.6	(20.4)
Income taxes	(17.3)	2.9	(14.4)	15.3	(4.6)	10.7
Income (loss) from continuing operations before minority interest	27.9	(4.4)	23.5	(16.7)	7.0	(9.7)
Minority interest, net of income tax	(0.5)	—	(0.5)	(0.5)	—	(0.5)

Income (loss) from continuing operations	27.4	(4.4)	23.0	(17.2)	7.0	(10.2)

Discontinued operations
Operating loss	—	—	—	(7.0)	7.0	—
Income tax benefit	—	—	—	2.7	(2.7)	—

Loss from discontinued operations	—	—	—	(4.3)	4.3	—

Net income (loss)	$27.4	$(4.4)	$23.0	$(21.5)	$11.3	$(10.2)

Diluted income (loss) per common share
Continuing operations	$0.35	$(0.06)	$0.29	$(0.23)	$0.09	$(0.14)
Discontinued operations	—	—	—	(0.05)	0.05	—
Diluted income (loss) per common share	$0.35	$(0.06)	$0.29	$(0.28)	$0.14	$(0.14)

Totals may not foot due to rounding.

(a) See Note 4 for a discussion of these special items.

(b) See Notes 3 and 5 for a discussion of these special items.

(c) For the purpose of evaluating our results, net of taxes, we have presented the results before special items using an estimated annual tax rate.

For the purpose of presenting diluted income (loss) per common share before special items, we calculated diluted income (loss) per common share before special items without making any adjustments to the number of shares used in the calculation of diluted income (loss) per common share as reported.

OFFICEMAX INCORPORATED AND SUBSIDIARIES

SEGMENT INFORMATION

(unaudited)

(millions, except per-share data)

	Six Months Ended
	July 1, 2006			June 25, 2005
	As Reported	Special Items (a)	Before Special Items (c)	As Reported	Special Items (b)	Before Special Items (c)

Segment Sales
OfficeMax, Contract	$2,377.5		$2,377.5	$2,262.6		$2,262.6
OfficeMax, Retail	2,087.0		2,087.0	2,152.0		2,152.0
	4,464.5		4,464.5	4,414.6		4,414.6

Segment income (loss)
OfficeMax, Contract	$111.5	$—	$111.5	$42.1	$9.8	$51.9
OfficeMax, Retail	(10.8)	89.5	78.7	7.3	—	7.3
Corporate and Other	(62.5)	26.6	(35.8)	(55.1)	20.8	(34.4)
Operating income (loss)	38.2	116.2	154.4	(5.7)	30.6	24.9

Operating income margin	0.9%		3.5%	-0.1%		0.6%

Debt retirement expenses	—	—	—	(14.4)	14.4	—
Interest expense	(61.7)	—	(61.7)	(64.7)	—	(64.7)
Interest income and other	47.8	(9.2)	38.5	56.1	(2.6)	53.5

Income (loss) from continuing operations before income taxes and minority interest	24.3	106.9	131.2	(28.6)	42.3	13.7
Income taxes	(9.3)	(41.6)	(50.9)	11.8	(16.5)	(4.7)
Income (loss) from continuing operations before minority interest	15.0	65.3	80.3	(16.9)	25.9	9.0
Minority interest, net of income tax	(1.7)	—	(1.7)	(1.4)	—	(1.4)

Income (loss) from continuing operations	13.3	65.3	78.6	(18.3)	25.9	7.6

Discontinued operations
Operating loss	(18.0)	18.0	—	(14.0)	14.0	—
Income tax benefit	7.0	(7.0)	—	5.5	(5.5)	—

Loss from discontinued operations	(11.0)	11.0	—	(8.6)	8.6	—

Net income (loss)	$2.3	$76.3	$78.6	$(26.8)	$34.4	$7.6

Diluted income (loss) per common share
Continuing operations	$0.15	$0.89	$1.04	$(0.23)	$0.29	$0.06
Discontinued operations	(0.15)	0.15	—	(0.10)	0.10	—
Diluted income (loss) per common share	$0.00	$1.04	$1.04	$(0.33)	$0.39	$0.06

Totals may not foot due to rounding.

(a) See Notes 4 and 5 for a discussion of these special items.

(b) See Notes 3 and 5 for a discussion of these special items.

(c) For the purpose of evaluating our results, net of taxes, we have presented the results before special items using an estimated annual tax rate.

For the purpose of presenting diluted income (loss) per common share before special items, we calculated diluted income (loss) per common share before special items without making any adjustments to the number of shares used in the calculation of diluted income (loss) per common share as reported. If adjustments for potential dilution are included, outstanding shares would have increased by approximately 2.4 million shares for 2005.

(1)  Financial Information

The quarterly consolidated financial statements included in this release are unaudited, and should be read in conjunction with the audited financial statements in our 2005 Annual Report on Form 10-K. In all periods presented, the measurement of net income (loss) involved estimates and accruals.

(2)  Reconciliation of non-GAAP Measures to GAAP Measures

We evaluate our results of operations both before and after special gains and losses. We believe our presentation of non-GAAP measures and financial measures before special items enhances our investors’ overall understanding of our recurring operational performance. Specifically, we believe presenting results before special items provides useful information to both investors and management by excluding gains, losses and expenses that are not indicative of our core operating activities. In the preceding tables, we reconcile our financial measures before special items to our reported financial results for the second quarter and first six months of 2006 and 2005, respectively.

Financial Outlook

We announced on January 24, 2006 our expectations for full year 2006 EBIT margin of 2.0% to 2.25%, excluding special items. In January 2006, we used EBIT margin as a measure of our operating performance. In this release, we have renamed this measure operating income margin, to make it clear that it can be calculated by dividing operating income before special items by sales. The two measures are identical. The January operating income margin expectation assumed special items for retail store closures and our headquarters consolidation. Our revised expectation for full year 2006 operating income margin is 3.0 to 3.5%, excluding special items. We expect special items for retail store closures and our headquarters consolidation to reduce our operating income margin by approximately 1.5% for full year 2006.

(3)  2005 Special Items

First Quarter 2005

During the first quarter of 2005, we recorded expenses of $11.3 million in our Corporate and Other segment primarily for severance. We also recorded a $9.8 million charge in our Contract segment related to a legal settlement with the Department of Justice. During the first quarter of 2005, we also incurred costs related to the early retirement of debt of $12.2 million and realized a $2.6 million settlement gain from a previous asset sale.

Second Quarter 2005

During the second quarter of 2005, we incurred $9.4 million of expenses in the Corporate and Other segment for severance and other expenses, primarily related to professional service fees, which are not expected to be ongoing. During the second quarter ended of 2005, we also incurred costs related to the early retirement of debt of $2.2 million.

(4)  2006 Special Items

First Quarter 2006

During the first quarter of 2006, we closed 109 underperforming domestic retail stores and recorded a charge of $98.6 million in our Retail segment, primarily related to remaining lease obligations. Also during the first quarter of 2006, we incurred $15.7 million of expenses in our Corporate and Other segment related to our headquarters consolidation, primarily for employee severance and retention.

Second Quarter 2006

During the second quarter of 2006, we recorded a $9.0 million pre-tax benefit in our Retail segment from an adjustment to the reserve for closed retail stores. During the second quarter of 2006, we incurred $10.9 million of expenses in our Corporate and Other segment related to our headquarters consolidation, primarily for employee severance and retention. Also during the second quarter of 2006, we recognized a $9.2 million credit from an adjustment to the reserve for the additional consideration agreement that was entered into in connection with the October 2004 sale of our paper, forest products and timberland assets. This adjustment is included in Other, net Income (non-operating) in our Consolidated Statements of Income.

(5)  Discontinued Operations

In the first quarter of 2006, we ceased operations at the Company’s wood-polymer building materials facility near Elma, Washington. As a result, we recorded expenses of $18.0 million in the first quarter of 2006 primarily related to lease and contract termination costs and other closure and exit costs, including severance. The costs and expenses related to this business in 2006 and 2005 are reflected as discontinued operations in our Consolidated Statements of Income (Loss) and are included as special items in our Segment Information tables.